EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-115356, No. 333-16641, No. 333-16639, No. 333-58805, No. 333-75617, No. 333-97905 and 333-142706) pertaining to the SCP Pool Corporation Non-Employee Directors Equity Incentive Plan, the SCP Pool Corporation 1995 Stock Option Plan, the SCP Pool Corporation Employee Stock Purchase Plan, the SCP Pool Corporation 1998 Stock Option Plan, the SCP Pool Corporation 2002 Long-Term Incentive Plan and the Pool Corporation 2007 Long-Term Incentive Plan of our reports dated March 2, 2009, with respect to the consolidated financial statements of Pool Corporation and the effectiveness of internal control over financial reporting of Pool Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 2008.

                    /s/ Ernst & Young LLP

New Orleans, Louisiana
March 2, 2009